EXHIBIT 4.15
AMENDMENT TO SHARE PURCHASE WARRANT
OF ARTES MEDICAL, INC.
(Issued in Connection with Bridge Loan 2002)
     This Amendment dated as of June 23, 2006 (this “Amendment”), to each of the Share Purchase Warrants (each, a “Warrant” and collectively, the “Warrants”) for the purchase of shares of Series C-1 Preferred Stock of Artes Medical, Inc. (the “Company”) listed on Exhibit A hereto, is made by and between the Company and each of the holders of one or more Warrants listed on Exhibit A (each, a “Holder” and collectively, the “Holders”).
RECITALS
     Whereas, pursuant to the Preamble of each Warrant, each of the Warrants expires and ceases to be exercisable on the earlier of (i) 5:00 P.M. Pacific Standard Time, on July 30, 2008 or (ii) the closing of (a) the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company, (b) a consolidation of the Company with, or merger of the Company with or into, any person (including any individual, partnership, joint venture, corporation, trust or group thereof) other than a consolidation or merger by the Company with a subsidiary of the Company in which the Company is the continuing entity or (c) the initial underwritten public offering of the Company’s common stock;
     Whereas, pursuant to Section 3 of each Warrant, each Holder is entitled to exercise such Holder’s Warrant through a “cashless exercise” feature by converting the Warrant into Warrant Shares (as defined in each of the Warrants) at any time or from time to time during the exercise period, the number of Warrant Shares to be computed using the Net Issuance formula provided in Section 3.1 of the Warrant; and
     Whereas, the Company and each of the Holders desire to amend the Warrants held by the Holders as set forth below.
AGREEMENT
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Amendment to Preamble. The first paragraph of the Preamble of each of the Warrants is hereby amended and restated in its entirety to read as follows:
     “Artes Medical USA, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received,                      (including any successors and assigns, “Holder”), is entitled, immediately upon or after the Company completes a Qualified Equity Financing or Alternative Equity Financing, or in the case of a Corporate Transaction, immediately prior to the consummation of the Corporate Transaction (the earliest to occur of such dates, the “Initial Exercise Date”), and subject to the terms set forth below, to purchase from the Company at any time or from time to time before the earlier of (i) 5:00 P.M. Pacific Standard Time, on July 30, 2008 or (ii) the closing of (a) the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company or (b) a consolidation of the Company with, or merger of the Company with or into, any person (including any individual, partnership, joint venture, corporation, trust or group thereof) other than a consolidation or merger by the Company with a subsidiary of the Company in which the Company is the continuing entity (the earlier to occur of (i) or (ii) the “Expiration Date”), fully paid and nonassessable shares of the Company’s capital stock (the “Warrant Shares”), with the number and character of the Warrant Shares and the exercise price of the Warrant Shares to be determined as follows:”
     2. Amendment to Section 3. Section 3 of each of the Warrants is hereby deleted in its entirety.
     3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents, entered into and to be performed entirely within California.
     4. Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto, their respective successors and legal representatives and their permitted assigns.
     5. Warrant Terms to Remain in Effect. Except as specifically otherwise modified herein, each Warrant as previously executed remains in full force and effect.
     6. Effectiveness; No Amendment to Other Warrants. This Amendment shall become effective as to each of the Warrants upon the execution and delivery by each Holder of a Warrant Holder Election Form in the form provided by the Company to the Holder with respect to the applicable Warrant, indicating such Holder’s agreement to be bound by this Amendment. Notwithstanding Section 8.5 of each Warrant, this Amendment shall be effective only as to each Warrant that the applicable Holder has elected to amend as set forth in this Section 6, and shall not be effective as to any other warrant. Each Warrant so amended by this Amendment shall be listed on Exhibit A.
     7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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Acknowledged and agreed:

ARTES MEDICAL, INC.,
a Delaware corporation

By:

Name:

Title:

[Signature Page to Amendment to Share Purchase Warrant]

EXHIBIT A
WARRANT HOLDERS

	Number of
	Shares		Original
	Underlying		Expiration
Name of Warrant Holder	Warrant	Exercise Price	Date
Adi Ruegg	25,000	$1.00	07/30/08
Billy J. Sayers	25,000	$1.00	07/30/08
Christopher Dale	45,000	$1.00	07/30/08
Creative Microspheres	743,005	$1.00	07/30/08
Floyd & Ellen Larson	36,023	$1.00	07/30/08
H. Michael Roark, MD	100,000	$1.00	07/30/08
Jens Becker	37,472	$1.00	07/30/08
Joerg Obwegeser, Dr.	50,000	$1.00	07/30/08
Le Femme Investments, Inc.	37,500	$1.00	07/30/08
R. Merrel Olesen Medical Group APMC Defined Benefit Pension Plan Trust	100,000	$1.00	07/30/08
R. Merrel Olesen, MD, APC, DBPP	200,000	$1.00	07/30/08
Mones International, Inc.	30,000	$1.00	07/30/08
Opal Investments Management, Inc.	150,000	$1.00	07/30/08
Proprete Investissement, Inc.	25,000	$1.00	07/30/08
Todd Peterson	25,000	$1.00	07/30/08
Wade Harb & Elham S. Harb Jtwros	50,000	$1.00	07/30/08
World Marketing Corp Profit Sharing Plan	25,000	$1.00	07/30/08